EXHIBIT 99.1
NEWS RELEASE
RANGE’S PROVED RESERVES INCREASE 42%
FORT WORTH, TEXAS, JANUARY 24, 2011...RANGE RESOURCES CORPORATION (NYSE: RRC) announced today that its proved reserves as of December 31, 2010 increased 42% to 4.4 Tcfe. From all sources, Range replaced 931% of production in 2010 with 840% reserve replacement occurring through the drill bit and positive performance revisions. Finding and development costs from all sources, including acquisitions, acreage and all price and performance revisions, averaged $0.72 per mcfe. Excluding positive price revisions, finding and development costs from 2010 operations averaged $0.74 per mcfe. Drill bit development costs averaged $0.60 per mcfe.
For 2010, Range added 1,410 Bcfe of proved reserves through the drill bit and 125 Bcfe were added through acquisitions. Positive performance revisions added 108 Bcfe, while price revisions increased proved reserves by 40 Bcfe. During 2010, Range sold properties containing 189 Bcfe of proved reserves, while the Company’s total production equated to 181 Bcfe. As a result, year-end 2010 proved reserves totaled 4.4 Tcfe; up 42% from the 3.1 Tcfe at year-end 2009, while proved developed producing reserves increased 25% to approximately 2.0 Tcfe.
At year-end 2010, 80% of Range’s proved reserves by volume were natural gas as compared to 84% as of year-end 2009. Year-end 2010 natural gas liquid reserves were 17% and crude oil reserves were 3% compared to 10% and 6%, respectively, in the prior year. The percentage of reserves in the proved undeveloped category was 51% at year-end 2010, versus 45% at year-end 2009. The increase in percentage of proved undeveloped reserves was due to the recording of additional proved undeveloped reserves in the Marcellus Shale play where Range had outstanding results in 2010. At year-end 2010, Range recorded, on average, a modest 1.9 offset Marcellus drilling locations to its proved undeveloped reserves for each of its proved developed wells in the play. As of year-end 2010, only 6% of Range’s Marcellus acreage was classified as proved reserves. As additional Marcellus wells are drilled in 2011 and beyond, it is expected that more of Range’s acreage will move into the proved developed and proved undeveloped categories. Given its results to date, as well as those of other operators, Range believes that a substantial portion of its Marcellus fairway acreage will be classified as proved over time. With regard to other shale formations above and below the Marcellus, Range has successfully drilled and tested one well in the Upper Devonian and one well in the Utica formation. While these formations appear to have attractive economics, Range elected not to record any proved undeveloped reserves associated with the Upper Devonian and Utica formation at year-end 2010.
Given its increased focus on the Marcellus Shale play at year-end 2010, the Company removed 230 Bcfe of proved undeveloped reserves consisting primarily of its historical Pennsylvania tight gas sand and Nora field coal bed methane locations. Although these reserves are still economic, the Company no longer anticipates developing them within the next five years. At year-end 2010, the Company has 40% less proved undeveloped drilling locations than at year-end 2009. However, the average reserves per proved undeveloped drilling location increased as the mix of drilling locations shifted toward the Marcellus Shale, which carries much higher per-well reserves. Not only do the Marcellus Shale proved undeveloped drilling locations carry higher per-well reserves, but their rates of return are substantially higher. As a result of these changes, at year-end 2010, 59% of the proved undeveloped reserved are located in the Marcellus Shale.
As noted above, from all sources, Range replaced 931% of production in 2010. Excluding the 40 Bcfe of positive price revisions and 125 Bcfe of proved reserves purchased in acquisitions, reserve replacement was 840% in 2010 drilling operations. The Company’s estimate of cash drilling and development costs and property acquisitions incurred during 2010 including exploration expenses is approximately $1.2 billion which is subject to year-end audit. The Company estimates that it spent $165 million for acreage in 2010. Finding and development cost from all sources averaged $0.72 per mcfe including price and performance revisions, or $0.74 per mcfe excluding price revisions. Drill bit development cost (excluding price revisions and acreage cost) was $0.60 per mcfe.
In 2010, Range sold properties containing 189 Bcfe of proved reserves. The sold properties were primarily associated with the Company’s legacy Ohio oil and gas properties. These properties included 3,300 producing and non-producing wells.
The current Securities and Exchange Commission (“SEC”) rules implemented at year-end 2009 require that the reserve calculations be based on the average prices throughout the calendar year. For the year-end 2010 reserve evaluation, the benchmark prices were $4.38 per Mmbtu for natural gas and $79.81 per barrel for crude oil, representing the simple average of the prices for the first day for each month of 2010. Comparative pricing for year-end 2009 were $3.87 per Mmbtu for natural gas and $60.85 per barrel for crude oil (Cushing). Based on these prices adjusted for energy content, quality and basis differentials ($3.70 per Mmbtu, $39.14 per barrel of natural gas liquids and $72.51 per barrel of crude oil, respectively), the pre-tax discounted (10%) present value of the Company’s proved reserves was $4.6 billion for 2010 compared to $2.6 billion at year-end 2009. Repricing the year-end 2010 reserves using the 10-year futures strip prices at December 31, 2010 (averaging $5.68 per Mmbtu and $93.69 per barrel with similar adjustments), would have resulted in a pre-tax discounted present value of $7.0 billion.

Commenting, John H. Pinkerton, Range’s Chairman and CEO, said, “Our 42% increase in proved reserves, 931% production replacement and $0.72 all-in finding cost is a direct reflection of Range owning a very large acreage position in the Marcellus Shale — a giant field that has industry-leading economics. The above results were achieved despite selling 189 Bcfe of reserves and removing 230 Bcfe of undeveloped reserves that we no longer expect to drill within the next five years. Additionally, we took a modest position by recording, on average, less than two offset drilling locations in the Marcellus for each existing well and no undeveloped reserves were included for the Upper Devonian and Utica formations.
With the 2010 results now in hand, we have achieved double-digit growth in production and reserves per-share, on a debt-adjusted basis for five consecutive years. Given our Marcellus Shale position, where much of our acreage has now been de-risked, coupled with our other projects in the Nora field in Virginia, Midcontinent and Permian Basin, we have more than 1.4 million acres that hold tremendous resource potential. As a result, we are extraordinarily well-positioned to continue to achieve double-digit, per-share growth at low cost for years to come.”

SUMMARY OF CHANGES IN PROVED RESERVES
(in Mmcfe)
Balance at December 31, 2009	3,129
Extensions, discoveries and additions	1,410
Purchases	125
Performance revisions	108
Price revisions	40
Sales	(189)
Production	(181)
Balance at December 31, 2010	4,442
Based on the year-end proved reserves, Range does not expect to record any impairment of its proved properties. However, the Company’s current analysis indicates that $23 to $26 million of non-cash unproved leasehold impairments and $5.0 million for certain water disposal facility arrangements will be recognized due to lease expirations and acreage that the Company believes will not be developed due to high-grading of its drilling inventory and for waste water disposal facility arrangements which have become unnecessary.
The information in this release is unaudited and subject to revision. Audited and final results will be provided in our Annual Report on Form 10-K for the year ended December 31, 2010 currently planned to be filed with Securities and Exchange Commission by the end of February or early March 2011.
Disclosure Statements:
Range has disclosed two primary metrics in this release to measure our ability to establish a long-term trend of adding reserves at a reasonable cost — a reserve replacement ratio and finding and development cost per unit. The reserve replacement ratio is an indicator of our ability to replace annual production volumes and grow our reserves. It is important to economically find and develop new reserves that will offset produced volumes and provide for future production given the inherent decline of hydrocarbon reserves as they are produced. We believe the ability to develop a competitive advantage over other natural gas and oil companies is dependent on adding reserves in our core areas at lower costs than our competition. The reserve replacement ratio is calculated by dividing production for the year into the total of proved extensions, discoveries and additions, proved reserves added by performance and the increase in reserves due to changes in prices as shown in the table.

Finding and development cost per unit is a non-GAAP metric used in the exploration and production industry by companies, investors and analysts. The calculations presented by the Company are based on estimated and unaudited costs incurred excluding asset retirement obligations and divided by proved reserve additions (extensions, discoveries and additions shown in the table) adjusted for the changes in proved reserves for acreage, acquisitions, performance revisions and/or price revisions as stated in each instance in the release. This calculation does not include the future development costs required for the development of proved undeveloped reserves.
The reserve replacement ratio and finding and development cost per unit are statistical indicators that have limitations, including their predictive and comparative value. As an annual measure, the reserve replacement ratio can be limited because it may vary widely based on the extent and timing of new discoveries and the varying effects of changes in prices and well performance. In addition, since the reserve replacement ratio and finding and development cost per unit do not consider the cost or timing of future production of new reserves, such measures may not be an adequate measure of value creation. These reserves metrics may not be comparable to similarly titled measurements used by other companies.
Year-end pre-tax discounted present value may be considered a non-GAAP financial measure as defined by the SEC. We believe that the presentation of pre-tax discounted present value is relevant and useful to our investors because it presents the discounted future net cash flows attributable to our proved reserves prior to taking into account corporate future income taxes and our current tax structure. We further believe investors and creditors use pre-tax discounted present value as a basis for comparison of the relative size and value of our reserves as compared with other companies. Range’s pre-tax discounted present value as of December 31, 2010 may be reconciled to its standardized measure of discounted future net cash flows as of December 31, 2010 by reducing Range’s pre-tax discounted present value by the discounted future income taxes associated with such reserves. This reconciliation will be included in the Company’s Form 10-K.
RANGE RESOURCES CORPORATION is an independent gas and oil company operating in the Southwestern and Appalachian regions of the United States.
The Company has updated its most recent presentation on its website for the changes announced in this press release. In addition, the Company has posted on its website, www.rangeresources.com, a new video in its Video Operational Update Series covering a discussion of its proved reserves for year-end 2010 by Alan Farquharson, Senior Vice President — Reservoir Engineering. The video is expected to be available for at least the next 60 days. Click here http://dl.dropbox.com/u/9774701/RR_1_17_11_Ver5.wmv to access the video.
Except for historical information, statements made in this release such as per share exposure, unproved resource potential and those relating to expected leasehold impairment, expected water facility impairments, and finding and development costs in 2010 that are still subject to audit, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and Range’s future performance are subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the volatility of oil and gas prices, the results of our hedging transactions, the costs and results of drilling and operations, the timing of production, mechanical and other inherent risks associated with oil and gas production, weather, the availability of drilling equipment, changes in interest rates, litigation, uncertainties about reserve estimates and environmental risks. Range undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in Range’s filings with the Securities and Exchange Commission (“SEC”), which are incorporated by reference.
The “SEC” permits oil and gas companies, in filings made with the SEC, to disclose proved reserves, which are estimates that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Beginning with year-end reserves for 2009, the SEC permits the optional disclosure of probable and possible reserves. Range has elected not to disclose the Company’s probable and possible reserves in its filings with the SEC. Range uses certain broader terms such as “resource potential,” or “unproved resource potential” or “upside” or other descriptions of volumes of resources potentially recoverable through additional drilling or recovery techniques that may include probable and possible reserves as defined by the SEC’s guidelines. Range has not attempted to distinguish probable and possible reserves from these broader classifications. The SEC’s rules prohibit us from including in filings with the SEC these broader classifications of reserves. These estimates are by their nature more speculative than estimates of proved, probable and possible reserves and accordingly are subject to substantially greater risk of being actually realized. Unproved resource potential refers to Range’s internal estimates of hydrocarbon quantities that may be potentially discovered through exploratory drilling or recovered with additional drilling or recovery techniques and have not been reviewed by independent engineers. Unproved resource potential does not constitute reserves within the meaning of the Society of Petroleum Engineer’s Petroleum Resource Management System and does not include proved reserves. Area wide unproven, unrisked resource potential has not been fully risked by Range’s management. Actual quantities that may be ultimately recovered from Range’s interests will differ substantially. Factors affecting ultimate recovery include the scope of Range’s drilling program, which will be directly affected by the availability of capital, drilling and production costs, commodity prices, availability of drilling services and equipment, drilling results, lease expirations, transportation constraints, regulatory approvals, field spacing rules, recoveries of gas in place, length of horizontal laterals, actual drilling results, including geological and mechanical factors affecting recovery rates and other factors. Estimates of resource potential may change significantly as development of our resource plays provides additional data. Investors are urged to consider closely the disclosure in our most recent Annual Report on Form 10-K, available from our website at www.rangeresources.com or by written request to 100 Throckmorton Street, Suite 1200, Fort Worth, Texas 76102. You can also obtain this Form 10-K by calling the SEC at 1-800-SEC-0330.

2011-2

Contact:	Rodney Waller, Senior Vice President
David Amend, Investor Relations Manager
Laith Sando, Senior Financial Analyst
Karen Giles, Corporate Communications Manager
(817) 870-2601
www.rangeresources.com

4